Exhibit 99.1

ALLBRITTON ANNOUNCES AGREEMENT TO SELL TELEVISION GROUP TO

SINCLAIR BROADCAST GROUP

ARLINGTON, Va., July 29, 2013 Allbritton Communications Company (“ACC”) announced today that the Allbritton family (“Allbritton”) has entered into an agreement to sell the stock of ACC’s parent company, Perpetual Corporation and the equity interest of an affiliate, Charleston Television, LLC to the Sinclair Broadcast Group.

Included in the Arlington, Virginia-based Allbritton station group are seven ABC affiliates in the following markets:

WJLA-TV, Washington, DC (#8)

WCFT-TV/WJSU-TV/WBMA-LP, simulcasting to Birmingham-Tuscaloosa-Anniston, AL (#42)

WHTM-TV, Harrisburg, PA (#43)

KATV, Little Rock, AR (#56)

KTUL, Tulsa, OK (#59)

WSET-TV, Lynchburg, VA (#68)

WCIV, Charleston, SC (#98) (held in an affiliated company)

Also included is NewsChannel 8, the 24-hour local cable/satellite news service collocated with WJLA and providing coverage to the Washington, DC metropolitan area.

Completion of the transaction is subject to customary closing conditions, including Federal Communications Commission approval and antitrust clearance, as applicable. Closing is anticipated in the fourth quarter of 2013, subject to the satisfaction of the closing conditions.

Robert Allbritton stated, “Sinclair is the ideal buyer of our superb television stations. Its existing reach and history of innovation matches exceptionally well with our long tradition of viewer service and news gathering excellence. David Smith and his team have been a pleasure to work with. I am confident that their leadership and resources will enable our stations to reach new heights of service to our communities.”

Moelis & Company LLC served as financial advisor to Allbritton in the transaction and legal counsel was provided by Paul Hastings LLP, Dow Lohnes PLLC, and Norton Rose Fulbright LLP.

Allbritton Communications Company is an Arlington, Virginia-based communications company that owns and operates through subsidiaries and affiliates, seven ABC Network stations serving approximately 5% of total U.S. viewers. Also included is the 24-hour, local news service in Washington-Virginia-Maryland, NewsChannel 8. Owned by the Allbritton family since 1976, the Group has been in the forefront of industry change including cable news, digital conversion and multiplatform programming.

CONTACT:

Jerald Fritz - 703-647-8700

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